Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter 2014 Financial Results

Menlo Park, Calif. –  April 30, 2014 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its first quarter ended March 31, 2014.

Revenue for the first quarter of 2014 totaled $11.6 million, compared to $5.6 million for the first quarter of 2013. First quarter 2014 revenue reflects the installation of nine PacBio® RS II systems, compared to three PacBio® RS systems during the first quarter of 2013. Total revenue for the first quarter of 2014 also included $1.7 million of revenue recognized pursuant to a  development agreement the Company entered into with Roche Diagnostics during September 2013. The Company booked orders for nine PacBio RS II instruments during the quarter and ended the quarter with 13 instruments in backlog.

Gross profit for the first quarter of 2014 was $2.7 million, resulting in a gross margin of 23.0%, compared to gross profit of $0.9 million and a gross margin of 16.7% for the first quarter of 2013.

Operating expenses totaled $20.9 million for the first quarter of 2014, compared to $21.5 million for the first quarter of 2013. Operating expenses for the first quarter of 2014 and 2013 included non-cash stock-based compensation of $2.1 million and $2.6 million, respectively.

The net loss for the first quarter of 2014 was $18.9 million, compared to $21.1 million for the first quarter of 2013.

Cash and investments at March 31, 2014 totaled $118.7 million, compared to $112.5 million at December 31, 2013.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its first quarter 2014 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Sequencing technology, the company's products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to them. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the Company’s most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or the Company’s other filings with the SEC, as the case may be. You should not place undue reliance on forward-looking statements, which apply only as of the date of this press release. The Company assumes no obligation to update these forward-looking statements.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarter Ended March 31,
	2014	2013
Revenue:
Product revenue	$7,865	$3,833
Service and other revenue	2,081	1,745
Contractual revenue	1,696	—
Total revenue	11,642	5,578
Cost of Revenue:
Cost of product revenue	7,169	3,200
Cost of service and other revenue	1,797	1,448
Total cost of revenue	8,966	4,648
Gross profit	2,676	930
Operating Expense:
Research and development	11,771	11,983
Sales, general and administrative	9,150	9,554
Total operating expense	20,921	21,537
Operating loss	(18,245)	(20,607)
Interest expense	(686)	(426)
Other income (expense), net	45	(71)
Net loss	$(18,886)	$(21,104)
Basic and diluted net loss per share	$(0.28)	$(0.37)
Shares used in computing basic and diluted net loss per share	67,861	57,372

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	March 31,	December 31,
	2014	2013
Assets
Cash and investments	$118,736	$112,528
Accounts receivable	3,383	2,746
Inventory	8,301	10,050
Prepaid and other current assets	1,642	1,135
Property and equipment	8,492	9,236
Other long-term Assets	486	490
Total Assets	$141,040	$136,185

Liabilities and Stockholders' Equity
Accounts payable	$3,926	$1,717
Accrued and other current liabilities	7,678	9,797
Deferred service revenue	4,822	4,564
Deferred contractual revenue	31,608	33,304
Facility financing and other non-current liabilities	3,407	3,727
Financing derivative	549	549
Notes payable	13,525	13,347
Stockholders' equity	75,525	69,180
Total Liabilities and Stockholders' Equity	$141,040	$136,185